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                                   EXHIBIT 21

                               CULBRO CORPORATION

                                                           State/Jurisdiction
    Subsidiaries (1)                                         of Incorporation

General Cigar Co., Inc. (2)                                      Delaware
Culbro Machine Systems, Inc.                                     Delaware
Culbro Land Resources, Inc. (3)                                  Delaware
387 PAS Corporation                                              New York
CMS Gilbreth Packaging Systems, Inc. (4)                         Pennsylvania
Trine Manufacturing Company                                      Delaware
Imperial Nurseries, Inc.                                         Delaware
Club Macanudo, Inc.                                              New York




(1) The Corporation also has approximately 7 inactive subsidiaries which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary. The Consolidated Financial Statements of the Corporation include the accounts of all subsidiaries of the Corporation.

(2) Includes approximately 8 subsidiaries and 4 operating divisions within which it carries on its cigar manufacturing and distribution business, and approximately 12 assumed names in which it does business.

(3) Includes approximately 5 subsidiaries utilized to carry on certain aspects of its real estate development business.

(4) Includes Gilbreth International Corporation, a wholly-owned subsidiary, which carries on its plastic shrink film and labeling systems business.





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